Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in this Registration Statement on Form S-2 of VitalStream Holdings, Inc. of our report dated August 13, 2004 accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries and to the incorporation by reference in this Registration Statement on Form S-2 of VitalStream Holdings, Inc. of our report dated August 13, 2004 accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries appearing in this Registration Statement and in the Annual Report on Form 10-K for the six months ended June 30, 2004 filed with the SEC on September 13, 2004, and to the reference to us under the heading "Experts and Legal Matters" in the Prospectus which is part of this Registration Statement.

/s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, CA
September 13, 2004